Exhibit 1

Announcement  |  Lisbon  |  26 November 2014

Clarification to the Market disclosed by Oi

Portugal Telecom, SGPS S.A. hereby informs on the clarification to the market disclosed by Oi, S.A., according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

Rio de Janeiro, November 26, 2014.

Brazilian Securities and Exchange Commission

Superintendence of Corporate Relations

Company Monitoring Department 2

Rua Sete de Setembro, 111, Centro

Rio de Janeiro, RJ

20050-901

Attn.:                 Fernando Soares Vieira

Superintendence of Corporate Relations

Daniel Alves Araujo de Souza

Company Monitoring Department 2

Re.: Official Letter/CVM/SEP/GEA-2/No. 373/2014

Dear Sirs,

In reference to the Official Letter/CVM/SEP/GEA-2/No. 373/2014, received by Oi S.A. (“Oi” or the “Company”), related to the news article titled “Funds Increase Their Bid for Portugal Telecom” published by the media on November 21, 2014, the Company clarifies that, to date, it has not received any additional proposal to the proposals already mentioned in the Material Facts released on November 3 and November 12, 2014.

Sincerely,

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive and Financial Officer and Investor Relations Officer